Exhibit 10.3

BAYCOAST BANK

NONQUALIFIED DEFERRED COMPENSATION PLAN

This document is drafted with the intent that it comply with Internal Revenue Code Section 409A and regulations promulgated thereunder.

NFP Executive Benefits has provided you this specimen document strictly in its capacity as an employee benefits consulting firm and plan recordkeeper. NFP Executive Benefits does NOT provide legal, tax or accounting consultation or advice. It is NFP Executive Benefits’ recommendation that you seek appropriately specialized professional consultation regarding the information and/or material contained herein.

BayCoast Bank

Nonqualified Deferred Compensation Plan

Table of Contents

Article 1	Definitions	1
1.1	Account	1
1.2	Administrator	1
1.3	Board	1
1.4	Bonus	1
1.5	Change-in-Control	1
1.6	Code	1
1.7	Commissions	2
1.8	Compensation	2
1.9	Deferrals	2
1.10	Deferral Election	2
1.11	Disability	2
1.12	Effective Date	2
1.13	Eligible Employee	2
1.14	Employee	2
1.15	Employer	2
1.16	Employer Discretionary Contribution	2
1.17	ERISA	3
1.18	Investment Fund	3
1.19	Participant	3
1.20	Performance-based Compensation	3
1.21	Plan Year	3
1.22	Retirement	3
1.23	Salary	3
1.24	Separation from Service	3
1.25	Service Recipient	3
1.26	Specified Employee	4
1.27	Trust	4
1.28	Trustee	4
1.29	Years of Service	4

Article 2	Participation	4
2.1	Commencement of Participation	4
2.2	Loss of Eligible Employee Status	4

Article 3	Contributions	4
3.1	Deferral Elections - General	4
3.2	Time of Election	4
3.3	Distribution Elections	5
3.4	Additional Requirements	5
3.5	Cancellation of Deferral Election due to Disability	5
3.6	Employer Discretionary Contribution	5
3.7	Crediting of Contributions	6

Article 4	Vesting	6
4.1	Vesting of Deferrals	6
4.2	Vesting of Employer Discretionary Contributions	6
4.3	Vesting due to Certain Events	6
4.4	Amounts Not Vested	6
4.5	Forfeitures	6

Article 5	Accounts	6
5.1	Accounts	6
5.2	Investments, Gains and Losses	7

Article 6	Distributions	7
6.1	Distribution Election	7
6.2	Distributions upon an In-Service Account Triggering Date	7
6.3	Distributions upon Retirement	7
6.4	Substantially Equal Annual Installments	8
6.5	Distributions due to other Separation from Service	8
6.6	Distributions due to Disability	8
6.7	Distributions upon Death	8
6.8	Changes to Distribution Elections	8
6.9	Acceleration or Delay in Payments	8
6.10	Distributions to Specified Employee	9
6.11	Minimum Distribution	9
6.12	Form of Payment	9
6.13	Separation from Service for Cause	9

Article 7	Beneficiaries	9
7.1	Beneficiaries	9
7.2	Lost Beneficiary	9

Article 8	Funding	10
8.1	Prohibition against Funding	10
8.2	Deposits in Trust	10
8.3	Withholding of Employee Contributions	10

Article 9	Claims Administration	10

Article 10	General Provisions	10
10.1	Administrator	10
10.2	No Assignment	11
10.3	No Employment Rights	11
10.4	Incompetence	11
10.5	Identity	11
10.6	Other Benefits	11
10.7	Expenses	12
10.8	Insolvency	12
10.9	Amendment or Modification	12
10.10	Plan Suspension	12
10.11	Plan Termination	12
10.12	Plan Termination due to a Change-in-Control	12
10.13	Construction	12
10.14	Governing Law	12
10.15	Severability	13
10.16	Headings	13
10.17	Terms	13
10.18	Code Section 409A Fail Safe Provision	13
10.19	No Guarantee of Tax Consequences	13
10.20	Limitation on Actions	13

BayCoast Bank

Nonqualified Deferred Compensation Plan

BayCoast Bank hereby adopts this BayCoast Bank Nonqualified Deferred Compensation Plan (the “Plan”) for the benefit of a select group of management or highly compensated employees. This Plan is an unfunded arrangement and is intended to be exempt from the participation, vesting, funding, and fiduciary requirements set forth in Title I of the Employee Retirement Income Security Act of 1974, as amended. It is intended to comply with Internal Revenue Code Section 409A.

Article 1 Definitions

1.1	Account

The sum of all the bookkeeping sub-accounts as may be established for each Participant as provided in Section 5.1 hereof.

1.2	Administrator

The Compensation Committee of the Board.

1.3	Board

The Board of Directors of the Employer.

1.4	Bonus

Compensation which is designated as such by the Employer and which relates to services performed during an incentive period by an Eligible Employee in addition to his or her Salary, including any pretax elective deferrals from said Bonus to any Employer sponsored plan that includes amounts deferred under a Deferral Election or any elective deferral as defined in Code Section 402(g)(3) or any amount contributed or deferred at the election of the Eligible Employee in accordance with Code Section 125 or 132(f)(4).

1.5	Change-in-Control

Provided that such term shall be interpreted within the meaning of regulations promulgated under Code Section 409A, a “Change-in-Control” of the Employer (which, for purpose of this Section 1.5 shall mean BayCoast Bank but not any of its affiliates or subsidiaries) shall mean the first to occur of any of the following:

(a)  the date that any one person or persons acting as a group acquires ownership of Employer stock constituting more than fifty percent (50%) of the total fair market value or total voting power of the Employer;

(b)  the date that any one person or persons acting as a group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of the stock of the Employer possessing thirty percent (30%) or more of the total voting power of the stock of the Employer;

(c)  the date that any one person or persons acting as a group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Employer that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all of the assets of the Employer immediately prior to such acquisition; or

(d)  the date that a majority of members of the Employer’s Board is replaced during any 12- month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or elections.

1.6	Code

The Internal Revenue Code of 1986, as amended.

1.7	Commissions

Provided that such term shall be interpreted within the meaning of regulations promulgated under Code Section 409A, Commissions shall mean sales commissions payable by an Employer to a Participant, under a sales commission plan designed from time to time by the Administrator, if (i) a substantial portion of the services provided by the Participant to the Employer consist of the direct sale of a product or service to an unrelated customer, (ii) the sales commissions paid by the Employer to the Participant consist of either a portion of the purchase price for the product or service or an amount substantially all of which is calculated by reference to the volume of sales, (iii) payment of the sales commissions is contingent upon the closing of the sales transaction and such other requirements as may be specified by the Employer before the closing of the sales transaction. Such term shall be interpreted in a manner consistent with the definition of “sales commission compensation” contained in Code Section 409A.

1.8	Compensation

The Participant’s earned income, including Salary, Commissions, Bonus, Performance-based Compensation and other remuneration from the Employer as may be included by the Administrator.

1.9	Deferrals

The portion of Compensation that a Participant elects to defer in accordance with Section 3.1 hereof.

1.10	Deferral Election

The separate agreement, submitted to the Administrator, by which an Eligible Employee agrees to participate in the Plan and make Deferrals thereto.

1.11	Disability

Provided that such term shall be interpreted within the meaning of regulations promulgated under Code Section 409A, a Participant shall be considered to have incurred a Disability if: (i) the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; (ii) the Participant is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Participant’s Employer; or (iii) determined to be totally disabled by the Social Security Administration.

1.12	Effective Date

September 1, 2019

1.13	Eligible Employee

An Employee shall be considered an Eligible Employee if such Employee is a member of a “select group of management or highly compensated employees,” within the meaning of Sections 201, 301 and 401 of ERISA, and is designated as an Eligible Employee by the Administrator. The Administrator may at any time, in its sole discretion, change the eligible criteria for an Eligible Employee or determine that one or more Participants will cease to be an Eligible Employee. The designation of an Employee as an Eligible Employee in any year shall not confer upon such Employee any right to be designated as an Eligible Employee in any future Plan Year.

1.14	Employee

Any person employed by the Employer.

1.15	Employer

BayCoast Bank and its subsidiaries and affiliates.

1.16	Employer Discretionary Contribution

A discretionary contribution made by the Employer that is credited to one or more Participant’s Accounts in accordance with the terms of Section 3.6 hereof.

1.17	ERISA

The Employee Retirement Income Security Act of 1974, as amended.

1.18	Investment Fund

Each investment(s) which serves as a means to measure value, increases or decreases with respect to a Participant’s Accounts.

1.19	Participant

An Eligible Employee who is a Participant as provided in Article 2.

1.20	Performance-based Compensation

Provided that such term shall be interpreted within the meaning of regulations promulgated under Code Section 409A, “Performance-based Compensation” shall mean compensation that (i) meets the definition of Code Section 409A(a)(4)(B)(iii) and related guidance and regulations, and (ii) is designated as such by the Employer and relates to services performed during a performance period of at least twelve months by an Eligible Employee, including any pretax elective deferrals from said Performance-based Compensation to any Employer sponsored plan that includes amounts deferred under a Deferral Election or any elective deferral as defined in Code Section 402(g)(3) or any amount contributed or deferred at the election of the Eligible Employee in accordance with Code Section 125 or 132(f)(4).

1.21	Plan Year

For the initial Plan Year, Effective Date through December 31, 2019. For each year thereafter, January 1 through December 31.

1.22	Retirement

Retirement shall mean a Participant’s Separation from Service on, or subsequent to, the applicable Participant attaining sixty-five (65) years of age.

1.23	Salary

An Eligible Employee’s base salary earned during a Plan Year, including any pretax elective deferrals from said Salary to any Employer sponsored plan that includes amounts deferred under a Deferral Election or any elective deferral as defined in Code Section 402(g)(3) or any amount contributed or deferred at the election of the Eligible Employee in accordance with Code Section 125 or 132(f)(4).

1.24	Separation from Service

Provided that such term shall be interpreted within the meaning of regulations promulgated under Code Section 409A, a Participant shall incur a Separation from Service with the Service Recipient due to death, retirement or other termination of employment with the Service Recipient unless the employment relationship is treated as continuing intact while the individual is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, so long as the individual retains a right to reemployment with the Service Recipient under an applicable statute or by contract. Upon a sale or other disposition of the assets of the Employer to an unrelated purchaser, the Administrator reserves the right, to the extent permitted by Code section 409A to determine whether Participants providing services to the purchaser after and in connection with the purchase transaction have experienced a Separation from Service.

1.25	Service Recipient

Provided that such term shall be interpreted within the meaning of regulations promulgated under Code Section 409A, Service Recipient shall mean the Employer or person for whom the services are performed and with respect to whom the legally binding right to compensation arises, and all persons with whom such person would be considered a single employer under Code Section 414(b) (employees of controlled group of corporations), and all persons with whom such person would be considered a single employer under Code Section 414(c) (employees of partnerships, proprietorships, etc., under common control).

1.26	Specified Employee

Provided that such term shall be interpreted within the meaning of regulations promulgated under Code Section 409A, a “Specified Employee” shall mean a participant who is considered a key employee on the Identification Date, as defined in Code Section 416(i) without regard to section 416(i)(5) and such other requirements imposed under Code Section 409A(a)(2)(B)(i) and regulations thereunder for the period beginning April 1 of the year subsequent to the Identification Date and ending March 31 of the following year. The Identification Date for this Plan is December 31 of each year. Notwithstanding anything to the contrary, a Participant is not a Specified Employee unless any stock of the Service Recipient is publicly traded on an established securities market or otherwise.

1.27	Trust

The agreement between the Employer and the Trustee under which the assets of the Plan are held, administered and managed, which shall conform to the terms of Rev. Proc. 92-64.

1.28	Trustee

The entity appointed by the Employer, or such other successor that shall become trustee pursuant to the terms of the Plan.

1.29	Years of Service

A Participant’s “Years of Service” shall mean the total number of full twelve (12) month periods in which an individual has been employed by Employer beginning with Participant’s date of participation in the Plan.

Article 2   Participation

2.1	Commencement of Participation

Each Eligible Employee shall become a Participant at the earlier of the date on which his or her Deferral Election first becomes effective or the date on which an Employer Discretionary Contribution is first credited to his or her Account.

2.2	Loss of Eligible Employee Status

A Participant who is no longer an Eligible Employee shall not be permitted to submit a Deferral Election and ail Deferrals for such Participant shall cease as of the end of the Plan Year in which such Participant is determined to no longer be an Eligible Employee. Amounts credited to the Account of a Participant who is no longer an Eligible Employee shall continue to be held pursuant to the terms of the Plan and shall be distributed as provided in Article 6.

Article 3   Contributions

3.1	Deferral Elections - General

A Participant’s Deferral Election for a Plan Year is irrevocable for that applicable Plan Year; provided, however that a cessation of Deferrals shall be allowed if required by the terms of the Employer’s qualified 401(k) plan in order for the Participant to obtain a hardship withdrawal from the 401 (k) plan. Such amounts deferred under the Plan shall not be made available to such Participant, except as provided in Article 6, and shall reduce such Participant’s Compensation from the Employer in accordance with the provisions of the applicable Deferral Election; provided, however, that all such amounts shall be subject to the rights of the general creditors of the Employer as provided in Article 8. The Deferral Election, in addition to the requirements set forth below, must designate: (i) the amount of Compensation to be deferred, (ii) the time of the distribution, and (iii) the form of the distribution.

3.2	Time of Election

A Deferral Election shall be void if it is not made in a timely manner as follows:

(a)  A Deferral Election with respect to any Compensation must be submitted to the Administrator before the beginning of the calendar year during which the amount to be deferred will be earned. As of December 31 of each calendar year, said Deferral Election is irrevocable for the calendar year.

(b)  Notwithstanding the foregoing and in the discretion of the Employer, in a year in which an Employee is first eligible to participate, and provided that such Employee is not eligible to participate in any other similar account balance arrangement subject to Code Section 409A, such Deferral Election shall be submitted within thirty (30) days after the date on which an Employee is first eligible to participate, and such Deferral Election shall apply to Compensation to be earned during the remainder of the calendar year after such election is made.

(c)  Notwithstanding the foregoing and in the discretion of the Employer, a Deferral Election with respect to any Performance-based Compensation may be submitted by the Eligible Employee or Participant provided that such Deferral Election is submitted at least six (6) months prior to the end of the performance period on which the Performance-based Compensation is based.

3.3	Distribution Elections

At the time a Participant makes a Deferral Election, he or she must also elect the time and form of the distribution by establishing one or more In-Service Account or Retirement Account(s) as provided in Sections 5.1 and 6.1. If the Participant fails to properly designate the time and form of a distribution, the Participant’s Account shall be designated as a Retirement Account and shall be paid in a lump sum.

3.4	Additional Requirements

The Deferral Election, subject to the limitations set forth in Sections 3.1 and 3.2 hereof, shall comply with the following additional requirements, or as otherwise required by the Administrator in its sole discretion:

(a)  Deferrals may be made in whole percentages or stated dollar amounts as determined by the Administrator.

(b)  The maximum amount that may be deferred each Plan Year is twenty-five percent (25%) of the Participant’s Salary and Commissions, and one-hundred percent (100%) of the Participant’s Bonus and Performance-based Compensation, net of applicable taxes.

(c)  The distribution year for an In-Service Account must be at least five (5) Plan Years subsequent to the Plan Year in which the Participant first establishes the In-Service subaccount to be credited with contributions.

3.5	Cancellation of Deferral Election due to Disability

Notwithstanding anything to the contrary, if a Participant incurs a disability as defined in this Section 3.5, said Participant may file an election to stop Deferrals as of the date the election is received by the Administrator, provided that such cancellation occurs by the later of the end of the calendar year or the 15th day of the third month following the date the Participant incurs a disability. Disability for purposes of this Section 3.5 only means that a Participant incurs a medically determinable physical or mental impairment resulting in the Participant’s inability to perform the duties of his or her position or any substantially similar position, where such impairment can be expected to result in death or can be expected to last for a continuous period of not less than six months, as determined by the Administrator in its sole discretion.

3.6	Employer Discretionary Contribution

The Employer may make Employer Discretionary Contributions to some or all Participants’ Accounts in such amount and in such manner as may be determined by the Employer. Such Employer Discretionary Contributions, at the option of the Employer, shall be credited to such sub-account as may be elected by the Participant in accordance with Sections 3.1 and 5.1 and procedures established by the Administrator. In the event no such election is made by the Participant or if Employer desires to direct Employer Discretionary Contributions to a particular Participant sub-account, the Employer, in its sole discretion, may determine which sub-account will be credited with such Employer Discretionary Contributions. In the event the Employer does not designate which Participant sub-account shall be credited, such Employer Discretionary Contributions shall be credited to a lump-sum Retirement sub-account.

3.7	Crediting of Contributions

(a)  Deferrals shall be credited to a Participant’s Account, and if applicable transferred to the Trust, at such time as the Employer shall determine.

(b)  Employer Discretionary Contributions, if any, shall be credited to a Participant’s Account, and if applicable transferred to the Trust, at such time as the Employer shall determine.

Article 4 Vesting

4.1	Vesting of Deferrals

A Participant shall be one-hundred percent (100%) vested in his or her Account attributable to Deferrals and any earning or losses on the investment of such Deferrals.

4.2	Vesting of Employer Discretionary Contributions

A Participant shall have a vested right to the portion of his or her Account attributable to Employer Discretionary Contribution(s) and any earnings or losses on the investment of such Employer Discretionary Contribution(s) according to such vesting schedule as the Employer shall determine at the time an Employer Discretionary Contribution is made. In the event the Employer fails to provide a vesting schedule for a particular Employer Discretionary Contribution, such Employer Discretionary Contribution shall fully vest as follows

Completed Years of Service	Vested Percentage
Less than 2 years	0%
2 but fewer than 3	25%
3 but fewer than 4	50%
4 but fewer than 5	75%
5 or more	100%

4.3	Vesting due to Certain Events

(a)  A Participant who incurs a Disability shall be fully vested in the amounts credited to his or her Account as of the date of Disability.

(b)  Upon a Participant’s death, the Participant shall be fully vested in the amounts credited to his or her Account.

(c)  A Participant who incurs Retirement shall be fully vested in the amounts credited to his or her Account as of the date of Retirement.

(d)  Upon a Change-in-Control, all Participants shall be fully vested in the amounts credited to their Accounts as of the date of the Change-in-Control.

4.4	Amounts Not Vested

Any amounts credited to a Participant’s Account that are not vested at the time of a distribution event shall be forfeited.

4.5	Forfeitures

At the discretion of the Employer, any forfeitures from a Participant’s Account (i) may continue to be held in the Trust, may be separately invested, and may be used to reduce succeeding Deferrals and any Employer Contributions, or (ii) may be returned to the Employer as soon as administratively feasible.

Article 5   Accounts

5.1	Accounts

The Administrator shall establish and maintain a bookkeeping account in the name of each Participant. The Administrator shall also establish sub-accounts as provided in subsection (a) and (b), below, as elected by the Participant pursuant to Article 3.

(a)  A Participant may establish one or more Retirement Account(s) (“Retirement sub-account”) by designating as such on the Participant’s Deferral Election. Each Participant’s Retirement sub-account shall be credited with Deferrals (as specified in the Participant’s Deferral Election), any Employer Discretionary Contributions, and the Participant’s allocable share of any earnings or losses on the foregoing. Each Participant’s Retirement sub-account shall be reduced by any distributions made plus any federal and state tax withholding, and any social security withholding tax as may be required by law.

(b)  A Participant may elect to establish one or more In-Service Account (“In-Service sub-account”) by designating as such in the Participant’s Deferral Election the year in which payment shall be made. Each Participant’s in-Service sub-account shall be credited with Deferrals (as specified in the Participant’s Deferral Election), any Employer Discretionary Contributions, and the Participant’s allocable share of any earnings or losses on the foregoing. Each Participant’s In-Service sub-account shall be reduced by any distributions made plus any federal and state tax withholding and any social security withholding tax as may be required by law.

5.2	Investments, Gains and Losses

(a)  A Participant may direct that his or her Retirement sub-accounts and or In-Service sub-accounts established pursuant to Section 5.1 may be valued as if they were invested in one or more Investment Funds as selected by the Employer in multiples of one percent (1%). The Employer may from time to time, at the discretion of the Administrator, change the Investment Funds for purposes of this Plan.

(b)  The Administrator shall adjust the amounts credited to each Participant’s Account to reflect Deferrals, any Employer Discretionary Contributions, investment experience, distributions and any other appropriate adjustments. Such adjustments shall be made as frequently as is administratively feasible.

(c)  A Participant may change his or her selection of Investment Funds with respect to his or her Account or sub-accounts by filing a new election in accordance with procedures established by the Administrator. An election shall be effective as soon as administratively feasible following the date the change is submitted on a form prescribed by the Administrator.

(d)  Notwithstanding the Participant’s ability to designate the Investment Fund in which his or her deferred Compensation shall be deemed invested, the Employer shall have no obligation to invest any funds in accordance with the Participant’s election. Participants’ Accounts shall merely be bookkeeping entries on the Employer’s books, and no Participant shall obtain any property right or interest in any Investment Fund.

Article 6   Distributions

6.1	Distribution Election

Each Participant shall designate in his or her Deferral Election the form and timing of his or her distribution by indicating the type of sub-account as described under Section 5.1, and by designating the form in which payments shall be made from the choices available under Section 6.2 and 6.3 hereof. Notwithstanding anything to the contrary contained herein provided, no acceleration of the time or schedule of payments under the Plan shall occur except as permitted under both this Plan and Code Section 409A.

6.2	Distributions upon an In-Service Account Triggering Date

In-Service sub-account distributions of all vested amounts shall begin as soon as administratively feasible but no later than ninety (90) days following June 1 of the calendar year designated by the Participant on a properly submitted Deferral Election, and are payable in either a lump-sum payment or substantially equal annual installments, as described in Section 6.4 below, over a period of up to five (5) years as elected by the Participant in his or her Deferral Election. If the Participant fails to designate the form of the distribution, the sub-account shall be paid in a lump-sum payment.

6.3	Distributions upon Retirement

Upon a Participant’s Retirement, all vested amounts of the Participant’s Retirement sub-account(s) shall be distributed as soon as administratively feasible but no later than ninety (90) days following the Participant’s Retirement, subject to Section 6.10 (Distributions to Specified Employees).

Distribution shall be made either in a lump-sum payment or in substantially equal annual installments, as defined in Section 6.4 below, over a period of up to ten (10) years as elected by the Participant. If the Participant fails to designate the form of the distribution, the sub-account shall be paid in a lump-sum payment. If a Participant has any In-Service sub-accounts at the time of his or her Retirement, said sub-accounts shall be distributed in a lump sum as soon as administratively feasible but no later than ninety (90) days following Participant’s Retirement, subject to Section 6.10 (Distributions to Specified Employees).

6.4	Substantially Equal Annual Installments

(a)  The amount of the substantially equal payments of all vested amounts shall be determined by multiplying the Participant’s Account or sub-account by a fraction, the denominator of which in the first year of payment equals the number of years over which benefits are to be paid, and the numerator of which is one (1). The amounts of the payments for each succeeding year shall be determined by multiplying the Participant’s Account or sub-account as of the applicable anniversary of the payout by a fraction, the denominator of which equals the number of remaining years over which benefits are to be paid, and the numerator of which is one (1). Installment payments made pursuant to this Section 6.4 shall be made as soon as administratively feasible but no later than ninety (90) days following the anniversary of the distribution event, subject to Section 6.10 (Distributions to Specified Employees).

(b)  For purposes of the Plan pursuant to Code Section 409A and regulations thereunder, a series of annual installments from a particular subaccount shall be considered a single payment.

6.5	Distributions due to other Separation from Service

Upon a Participant’s Separation from Service for any reason other than Retirement all vested amounts credited to his or her Account shall be paid to the Participant in a lump-sum, as soon as administratively feasible, but no later than ninety (90) days, following the date of Separation from Service, subject to Section 6.10 (Distributions to Specified Employees).

6.6	Distributions due to Disability

Upon a Participant’s Disability, all vested amounts credited to his or her Account shall be paid to the Participant in a lump sum as soon as administratively feasible but no later than ninety (90) days following the date of Disability.

6.7	Distributions upon Death

Upon the death of a Participant, all vested amounts credited to his or her Account shall be paid, as soon as administratively feasible but no later than ninety (90) days following Participant’s date of death, to his or her beneficiary or beneficiaries, as determined under Article 7 hereof, in a lump sum.

6.8	Changes to Distribution Elections

A Participant will be permitted to elect to change the form or timing of the distribution of the balance of his or her one or more sub-accounts within his or her Account to the extent permitted and in accordance with the requirements of Code Section 409A(a)(4)(C), including the requirement that (i) a redeferral election may not take effect until at least twelve (12) months after such election is filed with the Employer, (ii) an election to further defer a distribution (other than a distribution upon death, Disability must result in the first distribution subject to the election being made at least five (5) years after the previously elected date of distribution, and (iii) any redeferral election affecting a distribution at a fixed date must be filed with the Employer at least twelve (12) months before the first scheduled payment under the previous fixed date distribution election.

6.9	Acceleration or Delay in Payments

To the extent permitted by Code Section 409A, and notwithstanding any provision of the Plan to the contrary, the Administrator, in its sole discretion, may elect to (i) accelerate the time or form of payment of all vested amounts of a benefit owed to a Participant hereunder in accordance with the terms and subject to the conditions of Treasury Regulations Section 1.409A-3(j)(4), or (ii) delay the time of payment of a benefit owed to a Participant hereunder in accordance with the terms and subject to the conditions of Treasury Regulations Section 1.409A-2(b)(7). By way of example, and at the sole discretion of the Administrator, if a Participant’s entire vested Account balance is less than the applicable Code Section

402(g) annual limit, the Employer may distribute the Participant’s Account in a lump sum provided that the distribution results in the termination of the participant’s entire interest in the Plan, subject to the plan aggregation rules of Code Section 409A and regulations thereunder. By way of example, the Administrator may permit such acceleration of the time or schedule of a payment of all vested amounts under the arrangement to an individual other than a Participant as may be necessary to fulfill a domestic relations order (as defined in Code Section 414(p)(1)(B)).

6.10	Distributions to Specified Employee

Notwithstanding anything herein to the contrary, if any Participant is a Specified Employee upon a Separation from Service for any reason other than death, distributions of all vested amounts to such Participant shall commence no earlier than six months following Separation from Service (or, if earlier, the date of death of the Participant) and no later than nine months following Separation from Service. If distributions are to be made in annual installments, the second installment and all those thereafter will be made on the applicable anniversaries of the date on which the Participant’s initial installment was payable.

6.11	Minimum Distribution

Notwithstanding any provision to the contrary, if the vested balance of a Participant’s Account or sub-account at the time of a distribution event is $10,000 or less, then the Participant shall be paid his or her Account or sub-account as a single lump sum.

6.12	Form of Payment

All distributions shall be made in the form of cash.

6.13	Separation from Service for Cause

Notwithstanding anything to the contrary contained herein, in the event the Participant has an involuntary Separation from Service for Cause, Participant shall only receive the return of his or her Deferrals including the Participant’s allocable share of any earnings or losses credited on those Deferrals pursuant to Section 5.2 and subject to Section 6.10 (Distributions to Specified Employees) above. Upon a Participant’s Separation from Service for Cause, all amounts credited to Participant’s Account amounts relating to Employer Discretionary Contributions, including the Participant’s allocable share of any earnings or losses credited on the foregoing pursuant to Section 5.2, above, shall be forfeited back to the Employer. For purposes of this Plan, “Cause” shall mean (i) engaging in willful or grossly negligent misconduct that is materially injurious to the Employer and/or affiliate, (ii) embezzlement or misappropriation of funds or property of the Employer and/or affiliate, (iii) conviction of a felony or the entrance of a plea of guilty or nolo contendere to a felony, (iv) conviction of any crime involving fraud, dishonesty or breach of trust or the entrance of a plea of guilty or nolo contendere to such a crime, or (v) failure or refusal by the Participant to devote full business time and attention to the performance of his or her duties and responsibilities if such breach has not been cured within fifteen (15) days after notice is given to the Participant.

Article 7 Beneficiaries

7.1	Beneficiaries

Each Participant may from time to time designate one or more persons (who may be any one or more members of such person’s family or other persons, administrators, trusts, foundations or other entities) as his or her beneficiary under the Plan. Such designation shall be made in a form prescribed by the Administrator. Each Participant may at any time and from time to time, change any previous beneficiary designation, without notice to or consent of any previously designated beneficiary, by amending his or her previous designation in a form prescribed by the Administrator. If the beneficiary does not survive the Participant (or is otherwise unavailable to receive payment), or if no beneficiary is validly designated then the amounts payable under this Plan shall be paid to the Participant’s estate. If more than one person is the beneficiary of a deceased Participant, each such person shall receive a pro rata share of any death benefit payable unless otherwise designated in the applicable form. If a beneficiary who is receiving benefits dies, all benefits that were payable to such beneficiary shall then be payable to the estate of that beneficiary.

7.2	Lost Beneficiary

All Participants and beneficiaries shall have the obligation to keep the Administrator informed of their current address until such time as all benefits due have been paid. If a Participant or beneficiary cannot be located by the Administrator exercising due diligence, then, in its sole discretion, the Administrator may presume that the Participant or beneficiary is deceased for purposes of the Plan and all unpaid amounts (net of due diligence expenses) owed to the Participant or beneficiary shall be paid accordingly or, if a beneficiary cannot be so located, then such amounts may be forfeited. Any such presumption of death shall be final, conclusive and binding on all parties.

Article 8 Funding

8.1	Prohibition against Funding

Should any investment be acquired in connection with the liabilities assumed under this Plan, it is expressly understood and agreed that the Participants and beneficiaries shall not have any right with respect to, or claim against, such assets nor shall any such purchase be construed to create a trust of any kind or a fiduciary relationship between the Employer and the Participants, their beneficiaries or any other person. Any such assets shall be and remain a part of the general, unpledged, unrestricted assets of the Employer, subject to the claims of its general creditors. It is the express intention of the parties hereto that this arrangement shall be unfunded for tax purposes and for purposes of Title I of the ERISA. Each Participant and beneficiary shall be required to look to the provisions of this Plan and to the Employer itself for enforcement of any and all benefits due under this Plan, and to the extent any such person acquires a right to receive payment under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Employer. The Employer or the Trust shall be designated the owner and beneficiary of any investment acquired in connection with its obligation under this Plan.

8.2	Deposits in Trust

Notwithstanding Section 8.1, or any other provision of this Plan to the contrary, the Employer may deposit into the Trust any amounts it deems appropriate to pay the benefits under this Plan. The amounts so deposited may include all contributions made pursuant to a Deferral Election by a Participant, any Employer Discretionary Contributions.

8.3	Withholding of Employee Contributions

The Administrator is authorized to make any and all necessary arrangements with the Employer in order to withhold the Participant’s Deferrals under Section 3.1 hereof from his or her Compensation. The Administrator shall determine the amount and timing of such withholding.

Article 9 Claims Administration

If the Participant, Beneficiary or his or her representative is denied all or a portion of an expected benefit for any reason and the Participant, Beneficiary or his or her representative desires to dispute the decision of the Administrator, he or she must file a written notification of his or her claim with the Administrator. The Plan, being established as a “top-hat plan” within the meaning of DOL Reg. §2520.104-23, requires all claims for benefits hereunder be made pursuant to those claims procedure requirements under DOL Reg. §2560.503-1, as amended from time to time. Participant, Beneficiary or his or her representative may file with the Administrator a written claim for benefits, if the Participant, beneficiary or his or her representative disputes the Administrator’s determination regarding a benefit. The Administrator under this Article 9 will provide a separate written document to Participant, Beneficiary or his or her representative explaining the Plan’s claims procedures and which by this reference is incorporated into the Plan. Such documentation shall be written in manner that is in a culturally and linguistically appropriate manner to the party receiving the documentation.

Article 10 General Provisions

10.1	Administrator

(a)  The Administrator is expressly empowered to limit the amount of Compensation that may be deferred; to deposit amounts into the Trust in accordance with Section 8.2 hereof; to interpret the Plan, and to determine all questions arising in the administration, interpretation and application of the Plan; to employ actuaries, accountants, counsel, and other persons it deems necessary in connection with the administration of the Plan; to request any information from the Employer it deems necessary to determine whether the Employer would be considered insolvent or subject to a proceeding in bankruptcy; and to take all other necessary and proper actions to fulfill its duties as Administrator.

(b)  The Administrator shall not be liable for any actions by it hereunder, unless due to its own negligence, willful misconduct or lack of good faith.

(c)  The Administrator shall be indemnified and saved harmless by the Employer from and against all personal liability to which it may be subject by reason of any act done or omitted to be done in its official capacity as Administrator in good faith in the administration of the Plan and Trust, including all expenses reasonably incurred in its defense in the event the Employer fails to provide such defense upon the request of the Administrator. The Administrator is relieved of all responsibility in connection with its duties hereunder to the fullest extent permitted by law, short of breach of duty to the beneficiaries.

10.2	No Assignment

Benefits or payments under this Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Participant or the Participant’s beneficiary, whether voluntary or involuntary, and any attempt to so anticipate, alienate, sell, transfer, assign, pledge, encumber, attach or garnish the same shall not be valid, nor shall any such benefit or payment be in any way liable for or subject to the debts, contracts, liabilities, engagement or torts of any Participant or beneficiary, or any other person entitled to such benefit or payment pursuant to the terms of this Plan, except to such extent as may be required by law. If any Participant or beneficiary or any other person entitled to a benefit or payment pursuant to the terms of this Plan becomes bankrupt or attempts to anticipate, alienate, sell, transfer, assign, pledge, encumber, attach or garnish any benefit or payment under this Plan, in whole or in part, or if any attempt is made to subject any such benefit or payment, in whole or in part, to the debts, contracts, liabilities, engagements or torts of the Participant or beneficiary or any other person entitled to any such benefit or payment pursuant to the terms of this Plan, then such benefit or payment, in the discretion of the Administrator, shall cease and terminate with respect to such Participant or beneficiary, or any other such person.

10.3	No Employment Rights

Participation in this Plan shall not be construed to confer upon any Participant the legal right to be retained in the employ of the Employer, or give a Participant or beneficiary, or any other person, any right to any payment whatsoever, except to the extent of the benefits provided for hereunder. Each Participant shall remain subject to discharge to the same extent as if this Plan had never been adopted.

10.4	Incompetence

If the Administrator determines that any person to whom a benefit is payable under this Plan is incompetent by reason of physical or mental disability, the Administrator shall have the power to cause the payments becoming due to such person to be made to another for his or her benefit without responsibility of the Administrator or the Employer to see to the application of such payments. Any payment made pursuant to such power shall, as to such payment, operate as a complete discharge of the Employer, the Administrator and the Trustee.

10.5	Identity

If, at any time, any doubt exists as to the identity of any person entitled to any payment hereunder or the amount or time of such payment, the Administrator shall be entitled to hold such sum until such identity or amount or time is determined or until an order of a court of competent jurisdiction is obtained. The Administrator shall also be entitled to pay such sum into court in accordance with the appropriate rules of law. Any expenses incurred by the Employer, Administrator, and Trust incident to such proceeding or litigation shall be charged against the Account of the affected Participant.

10.6	Other Benefits

The benefits of each Participant or beneficiary hereunder shall be in addition to any benefits paid or payable to or on account of the Participant or beneficiary under any other pension, disability, annuity or retirement plan or policy whatsoever.

10.7	Expenses

All expenses incurred in the administration of the Plan, whether incurred by the Employer or the Plan, shall be paid by the Employer.

10.8	Insolvency

Should the Employer be considered insolvent (as defined by the Trust), the Employer, through its Board and chief executive officer, shall give immediate written notice of such to the Administrator of the Plan and the Trustee. Upon receipt of such notice, the Administrator or Trustee shall cease to make any payments to Participants who were Employees of the Employer or their beneficiaries and shall hold any and all assets attributable to the Employer for the benefit of the general creditors of the Employer.

10.9	Amendment or Modification

The Employer may, at any time, in its sole discretion, amend or modify the Plan in whole or in part, except that no such amendment or modification shall have any retroactive effect to reduce any amounts allocated to a Participant’s Accounts, and provided that such amendment or modification complies with Code Section 409A and related regulations thereunder.

10.10	Plan Suspension

The Employer further reserves the right to suspend the Plan in whole or in part, except that no such suspension shall have any retroactive effect to reduce any amounts allocated to a Participant’s Accounts, and provided that the distribution of the vested Participant Accounts shall not be accelerated but shall be paid at such time and in such manner as determined under the terms of the Plan immediately prior to suspension as if the Plan had not been suspended.

10.11	Plan Termination

The Employer further reserves the right to terminate the Plan in whole or in part, in the following manner, except that no such termination shall have any retroactive effect to reduce any amounts allocated to a Participant’s Accounts, and provided that such termination complies with Code Section 409A and related regulations thereunder:

(a)  The Employer, in its sole discretion, may terminate the Plan and distribute all vested Participants’ Accounts no earlier than twelve (12) calendar months from the date of the Plan termination and no later than twenty-four (24) calendar months from the date of the Plan termination, provided however that all other similar arrangements are also terminated by the Employer for any affected Participant and no other similar arrangements are adopted by the Employer for any affected Participant within a three (3) year period from the date of termination; or

(b)  The Employer may decide, in its sole discretion, to terminate the Plan in the event of a corporate dissolution taxed under Code Section 331, or with the approval of a bankruptcy court, provided that the Participants vested Account balances are distributed to Participants and are included in the Participants’ gross income in the latest of: (i) the calendar year in which the termination occurs; (ii) the calendar year in which the amounts deferred are no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which payment is administratively practicable.

10.12	Plan Termination due to a Change-in-Control

The Employer may decide, in its discretion, to terminate the Plan in the event of a Change-in- Control and distribute all vested Participants Account balances no earlier than thirty (30) days prior to the Change-in-Control and no later than twelve (12) months after the effective date of the Change-in-Control, provided however that the Employer terminates all other similar arrangements for any affected Participant.

10.13	Construction

All questions of interpretation, construction or application arising under or concerning the terms of this Plan shall be decided by the Administrator, in its sole and final discretion, whose decision shall be final, binding and conclusive upon all persons.

10.14	Governing Law

This Plan shall be governed by, construed and administered in accordance with the applicable provisions of ERISA, Code Section 409A, and any other applicable federal law, provided, however, that to the extent not preempted by federal law this Plan shall be governed by, construed and administered under the laws of the State of Massachusetts, other than its laws respecting choice of law.

10.15	Severability

If any provision of this Plan is held invalid or unenforceable, its invalidity or unenforceability shall not affect any other provision of this Plan and this Plan shall be construed and enforced as if such provision had not been included therein. If the inclusion of any Employee (or Employees) as a Participant under this Plan would cause the Plan to fail to comply with the requirements of sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, then the Plan shall be severed with respect to such Employee or Employees, who shall be considered to be participating in a separate arrangement.

10.16	Headings

The Article headings contained herein are inserted only as a matter of convenience and for reference and in no way define, limit, enlarge or describe the scope or intent of this Plan nor in any way shall they affect this Plan or the construction of any provision thereof.

10.17	Terms

Capitalized terms shall have meanings as defined herein. Singular nouns shall be read as plural, masculine pronouns shall be read as feminine, and vice versa, as appropriate.

10.18	Code Section 409A Fail Safe Provision

If any provision of this Plan violates Code Section 409A, the regulations promulgated thereunder, regulatory interpretations, announcements or mandatory judicial precedent construing Code Section 409A (collectively “Applicable Law”), then such provision shall be void and have no effect. At all times, this Plan shall be interpreted in such manner that it complies with Applicable Law.

10.19	No Guarantee of Tax Consequences

While the Plan is intended to provide tax deferral for Participants, the Plan is not a guarantee that the intended tax deferral will be achieved. Participants are solely responsible and liable for the satisfaction of all taxes and penalties that may arise in connection with this Plan (including any taxes arising under Section 409A of the Code). Neither the Employer nor any of its directors, officers or employees shall have any obligation to indemnify or otherwise hold any Participant harmless from any such taxes.

10.20	Limitation on Actions

Any Participant or Beneficiary who disagrees with a denial of his appealed claim under Article 9 of this Plan must file any complaint in a federal District Court to dispute such determination (a) within three (3) years of the earlier of the date on which such claim for benefits first accrued or arose under the terms of the Plan, or (b) within one (1) year after the such claim was denied upon appeal, or deemed denied under Article 9 hereof.

IN WITNESS WHEREOF, BayCoast Bank has caused this instrument to be executed by its duly authorized officer, effective as of this 7th day of August, 2019.

BayCoast Bank

By:
Title:	Executive Vice President & Chief Operating Officer